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                                                                    EXHIBIT 11

                                FRESH FOODS, INC.
                                AND SUBSIDIARIES

                       Computation of Per Share Earnings


                                                                    Twelve Months Ended                      Three Months Ended
                                                            1996            1997            1998        May 23, 1997    May 22, 1998
                                                        -----------     -----------     -----------     ------------    ------------
Computation of Earnings Per  Common
  Share - Basic:

  Net earnings                                          $ 2,010,358     $ 2,439,789     $ 2,250,000      $ 1,002,012      $  339,008
                                                        ===========     ===========     ===========      ===========      ==========

Actual outstanding shares beginning of year               2,828,009       2,958,538       5,326,948        5,326,948       5,898,449
Add (deduct) weighted average shares applicable to:
    Common stock purchased                                                                 (114,582)         (18,769)
    Common stock issued                                     120,417       2,176,814         441,622          326,989
    Common stock pro forma adjustment                     1,826,154                                            3,573           3,132
                                                        -----------     -----------     -----------      -----------      ----------
Weighted average shares, as adjusted                      4,774,580       5,135,352       5,653,988        5,638,741       5,801,581
                                                        ===========     ===========     ===========      ===========      ==========

Earnings per common share - Basic                       $       .42     $       .48     $       .40      $       .18      $      .06
                                                        ===========     ===========     ===========      ===========      ==========


Computation of Earnings Per Common
  Share - Diluted:

  Net earnings                                          $ 2,010,358     $ 2,439,789     $ 2,250,000     $ 1,002,012       $  339,008
                                                        ===========     ===========     ===========     ===========       ==========

Actual outstanding shares beginning of year               2,828,009       2,958,538       5,326,948       5,326,948        5,898,449
Add (deduct) weighted average shares applicable to:
    Common stock purchased                                                                 (114,582)
    Common stock issued                                     120,417       2,176,814         441,622         (18,769)
    Common stock pro forma adjustment                     1,826,154                                         326,989
    Common stock options exercised                           10,112          40,211         211,964           3,573            3,132
    Common stock options outstanding                        158,774         276,353         251,081         421,310          544,276
                                                        -----------     -----------     -----------     -----------       ----------
Weighted average shares, as adjusted                      4,943,466       5,451,916       6,117,033     $ 6,060,051        6,445,857
                                                        ===========     ===========     ===========     ===========       ==========

Earnings per common share - Diluted                     $       .41     $       .45     $       .37     $       .17       $      .05
                                                        ===========     ===========     ===========     ===========       ==========
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